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                                                                     Exhibit 4.3

                       NONSTATUTORY STOCK OPTION AGREEMENT

                                   PURSUANT TO

                                EDG CAPITAL, INC.
                          2000 LONG-TERM INCENTIVE PLAN

                                    * * * * *

OPTIONEE:

GRANT DATE:

PER SHARE EXERCISE PRICE:

NUMBER OF OPTION SHARES
SUBJECT TO THIS OPTION:

     THIS NONSTATUTORY STOCK OPTION AGREEMENT (this "Agreement"), dated as of the Grant Date specified above, is entered into by and between EDG CAPITAL, INC., a New York corporation (the "Company"), and the Optionee specified above, pursuant to the EDG Capital, Inc. 2000 Long-Term Incentive Plan, as in effect and as amended from time to time (the "Plan"); and

     WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the nonstatutory stock option provided for herein to the Optionee;

     NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

     1. INCORPORATION BY REFERENCE; PLAN DOCUMENT RECEIPT. This Agreement is subject to the approval of the Plan by the shareholders of the Company. This Agreement is also subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time if such amendments are expressly intended to apply to the grant of the option hereunder and are permitted to apply by the Plan), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

     2. GRANT OF OPTION. The Company hereby grants to the Optionee, subject to the approval of the Plan by the shareholders of the Company, as of the Grant Date specified above, a nonstatutory stock option (this "Option") to acquire from the Company at the Per Share Exercise Price specified above the aggregate number of shares of the Common Stock specified above (the "Option Shares"). This Option is not to be treated as (and is not intended to qualify as) an "incentive stock option" within the meaning of Section 422 of the Code.

     3. EXERCISE OF THIS OPTION.

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         3.1 This Option shall become exercisable in accordance with and to the extent provided by the terms and provisions of Section 6.6 of the Plan.

         3.2 Unless earlier terminated in accordance with the terms and provisions of the Plan, this option shall expire and shall no longer be exercisable after the expiration of ten years from the Grant Date (the "Option Period").

         3.3 In no event shall this Option be exercisable for a fractional share of Common Stock.

     4. METHOD OF EXERCISE AND PAYMENT. This Option shall be exercised by the Optionee by delivering to the Secretary of the Company or his designated agent on any business day (the "Exercise Date") a written notice, in such manner and form as may be required by the Company, specifying the number of the Option Shares the Optionee then desires to acquire (the "Exercise Notice"). The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price for such number of the Option Shares to be acquired upon such exercise. Such payment shall be made in the manner set forth in Section 6.5 of the Plan.

     5. TERMINATION. This Option shall terminate and be of no force or effect in accordance with and to the extent provided by the terms and provisions of
Section 8 of the Plan. In any event, this Option shall terminate upon the expiration of the Option Period.

     6. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and the Optionee.

     7. GOVERNING LAWS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

     8. COMPLIANCE WITH LAWS. The issuance of this Option (and the Option Shares upon exercise of this option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

     9. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

     10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

     11. HEADINGS. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     12. FURTHER ASSURANCES. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

     13. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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     14. EMPLOYMENT. Nothing contained in this Agreement shall give the Optionee any right to be retained in the employ of the Company or affect the right of the Company to terminate the Optionee's employment with the Company.




















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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

                                         EDG CAPITAL, INC.

                                         By:
                                            -----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------
                                         OPTIONEE


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